Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS Technology Announces Merger with a Subsidiary of Imperium Master Fund, Ltd.
     FREMONT, CA – June 30, 2008 – ESS Technology, Inc. (“ESS”) today announced that it reincorporated to Delaware and subsequently merged with a wholly owned subsidiary of the Imperium Master Fund, Ltd. (“Imperium”), a fund managed by Imperium Partners Group, LLC, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 21, 2008, among ESS, Echo Technology (Delaware), Inc., a wholly owned subsidiary of ESS, Semiconductor Holding Corporation, a wholly owned subsidiary of Imperium, and Echo Mergerco, Inc., a wholly owned subsidiary of Imperium. In the merger with an affiliate of Imperium, after which ESS became a wholly owned subsidiary of Imperium, shares of ESS capital stock were converted into the right to receive a cash payment equal to $1.64 per share, without interest and less any applicable withholding taxes.
     The reincorporation from California to Delaware was approved by ESS shareholders on Friday, June 27, 2008. The acquisition by Imperium was approved by written consent of ESS stockholders on Monday, June 30, 2008.
     As a result of this transaction, ESS common stock will cease to trade on the NASDAQ Global Market at market close today, June 30, 2008, and will thereafter be delisted.
About ESS Technology
     ESS designs and markets high-performance digital video and audio processors for the consumer market. ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS’

common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS’ web site address is: http://www.esstech.com.
About Imperium
     Imperium Partners Group, LLC is an institutional asset management firm.  Imperium makes structured investments in public and private growth companies with a focus on the technology and biotech sectors.  Imperium is headquartered in New York City.  For more information on Imperium, please contact Becky Norquist, Partner, at BNorquist@imperiumpartners.com.